Exhibit 99.1

              BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES EARNINGS

    CHARLESTON, S.C., Oct. 26 /PRNewswire-FirstCall/ - The Board of Directors of Bank of South Carolina Corporation (Nasdaq: BKSC), at its meeting October 26, 2006 in its 256 Meeting Street banking house, announced earnings for the 3rd quarter of 2006 of $1,029,747 or $.26 per share, an increase of 15.59% from 3rd quarter 2005 earnings of $890,892 or $.23 per share. Earnings for the nine months ended September 30, 2006, were $2,906,018 or $.75 per share, an increase of 30.18% over 2005's first nine months earnings of $2,232,335 or $.58 per share. Return on average assets and average equity for the quarter were 1.74% and 17.61%, respectively, up from the third quarter of 2005 of 1.34% and 14.45%, respectively.

    Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, "Quarterly earnings exceeded $1 million again this quarter. We have used this time of high interest rates to extend the duration of our bond portfolio as well as establishing a portfolio of fixed rate loans. Although the economy is slowing and the number of banks in our market is increasing, we feel that the strength of The Bank of South Carolina remains our employees, earnings, core deposits, capital and liquidity but, most importantly, a market focus that allows us to be responsive and offer a distinctive level of personal service."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its website at www.banksc.com . Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP, Speer, Leeds and Kellogg and Howe Barnes.

    Bank of South Carolina
    Corporation (BKSC)
    Report of Earnings

                                          September 30,   September 30,
                                              2006            2005
                                          -------------   -------------
    Shares Outstanding
     BKSC Common Stock                        3,920,228       3,857,411

    Book Value Per Share                  $        5.97   $        5.46

    Total Assets                          $ 236,400,490   $ 252,817,202

    Quarter Ending

    Net Income                            $   1,029,747   $     890,892

    Basic Earnings Per Share              $         .26   $         .23

    Diluted Earnings Per Share            $         .26   $         .23

    Weighted Average Shares
     Outstanding Basic                        3,920,228       3,857,411

    Weighted Average Shares
     Outstanding Diluted                      3,947,705       3,928,235

    Bank of South Carolina
    Corporation (BKSC)
    Report of Earnings

    Nine Months Ending
    -------------------------------
    Net Income                            $   2,906,018   $   2,232,335

    Basic Earnings Per Share              $         .75   $         .58

    Diluted Earnings Per Share            $         .74   $         .57

    Weighted Average Shares
     Outstanding Basic                        3,893,172       3,857,411

    Weighted Average Shares
     Outstanding Diluted                      3,923,994       3,905,854

    All share and per share data have been restated to reflect a 25% stock dividend declared on April 11, 2006

SOURCE  Bank of South Carolina
    -0-                             10/26/2006
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com/
    (BKSC)